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                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

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                           Total Research Corporation
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ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, Harris Interactive and Total Research will file a joint proxy statement/prospectus with the Securities and Exchange Commission ("Commission"). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/ PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE COMMISSION, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other documents filed by Harris Interactive and Total Research at the Commission's web site at www.sec.gov. The joint proxy statement/prospectus and such other documents may also be obtained free of charge from Harris Interactive or from Total Research by directing such request to Harris Interactive, Inc., 135 Corporate Woods, Rochester, New York 14623, tel: (716) 272-8400; or to Total Research Corporation, 5 Independence Way, Princeton, New Jersey 08543-5305, tel: (609) 520-9100.

PARTICIPANTS IN THE SOLICITATION
Harris Interactive, Total Research and certain of their respective directors, executive officers and other members of their management and employees may be considered to be soliciting proxies from their respective stockholders in favor of the merger. Information concerning persons who may be considered participants in the solicitation of Harris Interactive's stockholders under the rules of the Commission is set forth in the Proxy Statement for the 2000 Annual Meeting of Harris Interactive filed by Harris Interactive with the Commission on September 27, 2000, and information concerning persons who may be considered participants in the solicitation of Total Research's stockholders under the rules of the Commission is set forth in the Proxy Statement for the 2000 Annual Meeting of Total Research filed by Total Research with the Commission on October 27, 2000. Updated information concerning these persons will be available in the joint proxy statement/prospectus.

The following is an analyst call conducted by Harris Interactive Inc. and Total Research Corporation beginning at 1:00 p.m. EST on August 6, 2001.

        OPERATOR: Please stand by. We're about to begin. Good day and welcome to this Harris Interactive and Total Research conference call. Today's call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to the director of marketing communication, Mr. Dan Hucko. Please go ahead, sir.

        DAN HUCKO: Good afternoon and welcome. This conference call will include forward-looking statements within the meaning of the private Securities Litigation Reform Act of 1995. These statements are made from the current expectations of Harris Interactive's and Total Research Corporation's management and are subject to uncertainty and changes in circumstances. Actual results my vary materially from the expectations expressed in the forward-looking statements. The forward-looking statements made during this conference call include statements addressing future financial and operating results of each of Harris Interactive and Total Research and the timing and benefit of the merger. The following factors among others could cause actual results to differ materially from those described in the forward-looking statements: the successful completion of the merger including applicable regulatory requirements related to the transaction,

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failure of the Harris Interactive to approve the issuance of shares of Harris
Interactive common stock to the Total Research stockholders, failure of the Total Research stockholders to adopt the merger agreement, the risk that the businesses of Harris Interactive and Total Research will not be integrated successfully and other economic, business, competitive and/or regulatory factors affecting Harris Interactive's and Total Research's businesses generally.

        Additional detailed information about factors that could cause actual results to differ materially from the information that will be discussed in this conference call today is set forth in Harris Interactive's and Total Research's filings with the Securities and Exchange Commission, including Harris Interactive's and Total Research's Annual Reports on form 10K for the fiscal year ended June 30th 2000 and their most recent quarterly reports on form 10Q.

        Please understand that neither Harris Interactive nor Total Research are under any obligation to and expressly disclaim any such obligation to update or alter their forward-looking statements whether as a result of new information, future events or otherwise.

        On the call today, we have Dr. Gordon Black, Chairman and Chief Executive Officer of Harris Interactive. David Clemm, Chief Operating Officer and President of Harris Interactive. And Al Angrisani, Chief Executive Officer and President of Total Research. And finally, I'd like to now turn that call over to Gordon Black and we'll discuss the announcement made today. Gordon?

        GORDON BLACK: Thank you Dan for satisfying the regulatory requirements imposed by the Securities Exchange Act and I apologize for the long introduction. Ladies and gentlemen, prior to the opening of the market today, we were pleased to announce a proposed merger between Harris Interactive and Total Research Corporation. For those of you who heard our annual and quarterly conference call last Friday, I alluded to other announcements that would be forthcoming but we were not ready yet to announce this agreement at that point. A number of issues remained that were not resolved until this weekend at which time the board of directors at each firm approved the definitive agreement.

        The proposed merger of Harris Interactive and Total Research announced this morning is a seminal event in the history of both firms. This merger will transform the ability to the combined firm Harris Interactive to compete at the world of market research. Among other things, the merger will create a research firm that will rank among the top 20 in the world on research revenues, dramatically increase the client reach of Harris Interactive's leading-edge Internet research capability to a new base of blue chip clients now served by Total Research, create a substantial platform in the United Kingdom for the extension of our Internet strategy into Europe, contribute to the movement of the firm to a cash flow break-even in the next quarter, contribute to the expected profitability of the firm in the fourth quarter of fiscal year 2002, increase the ability of the combined management to focus simultaneously on revenue growth, profitability and the global extension of our Internet research capability, create even more formidable research and consulting strength in several key different segments, including healthcare and pharmaceuticals, information technology and telecom communications and customer satisfaction, loyalty and retention research.

        And finally, bring to our board new members who have a wealth of experience in the worlds of mergers, acquisitions and operational excellence.

        The proposed merger proved viable for a number of reasons that are important to the management employees of both companies.

        First, the two firms have a long shared history in which, although competitors, senior management has come to like and respect each other. Second, Total Research has been a significant client of the Harris Interactive Service Bureau for Internet Research and that added both the common experiences and the mutual respect for the opportunities of the Internet inherent in using the Internet for research. Third, Total Research is and has been a profitable company and that fiscal strength will enhance the ability of Harris Interactive to pursue other acquisitions. Finally, the combination of the intellectual strengths and research experience of each firm create a much more formidable competitor in a number of important areas of market research. Of equal importance, the combined firm will emerge as a profitable entity, while supporting the highest level of continuing investment in new Internet technologies and data-base development in our industry. The IPO by Harris Interactive permitted us to gain a significant lead in Internet research, the fastest-growing segment of the market research industry and doubling on an annual rate. The merger with Total Research will extend our Internet research operations into Europe exactly at the moment when we turn our attention to replicating in Europe what we have built in the United States.

        Through this merger we expect to accelerate our growth of Internet-based research in the United States precisely as we accelerate our development in Europe and other parts of the world.

        For those of you who listened to our conference call last Friday, you may recall that I made a point of emphasizing the fact that our professionals from the newly acquired Yankelovich custom research division have been exceptionally successful in getting their clients to transition to the Internet. We expect similar success with Total Research where their professionals are eager to have our Internet research capability to present to their clients. This was one of the most attractive features of the transaction. The acceptance of Internet-based market research is very widespread at Total Research, thus creating the opportunity to achieve a rapid deployment of our technology and our unparalled knowledge of how to conduct research using the Internet to the staff of Total Research. The combination of the two firms also creates an enhanced research presence in a number of important markets. For example, Harris Interactive expects to conduct nearly $25 million of healthcare and pharmaceutical research during fiscal year 2002. The current position of Harris Interactive when combined with Total Research will create one of the largest healthcare research providers in the world. Total Research will add more than $7 million of research in this area and the professionals in Total Research will have immediate access to the extraordinary resources of the chronic illness database of Harris that now numbers over 900,000 households and provides access to respondents with more than two million individual illnesses.

        Total Research is a powerful force in the information technology and telecommunications markets with current revenues of nearly $25 million. Harris Interactive has built specialized panels of 64,000 IT and 43,000 telecommunications decision makers and businesses and more than 63,000 office equipment buyers. These specialized panels provide a huge advantage in conducting research in these fields with the screening costs of finding the decision maker by telephone are as much as three-quarters to the total cost of the research.

        Finally, Total Research is one of the largest practices in the industry in customer satisfaction measurement and retention consulting. Harris Interactive has a significant practice in this area where we add a rich experience and database mining and analytics designed to enhance the capability of the companies to use this information for competitive profitability. Corporate profitability, excuse me.

        Harris Interactive also adds to more consultive practice that was part of our acquisition of Yankelovich. The combination of the management of the two firms is also an advantage at this point in the firm's history.

        We face two major challenges over the next year. First, we want to realize the benefits of our investment in

Internet technology for our shareholders in the form of increased profitability. Secondly, we face the challenge of deploying our Internet technology globally and we cannot do this without putting substantial management effort into the endeavor. With these two objectives clearly in focus, we have created an Office of the Chairman. David Clemm, who has been our President and Chief Operating Officer will become our Vice Chairman with primary responsibility for managing both our Internet research resources and the global extension of our Internet presence. Al Angrisani, now the President and CEO of Total Research will assume the title of President and Chief Operating Officer of Harris Interactive. His primary responsibility will be to manage our ongoing day to day operations in the research divisions. Focusing both on driving our sales and increasing the profitability of our existing businesses. Both men will report to me and I will remain as Chairman and CEO after the merger.

        In addition, Howard Shecter, David Brodsky and Al Angrisani will join the Harris Interactive Board of Directors. All three are current members of the Board of Total Research and these additions will bring the Harris Interactive Board to a total of ten members. Howard Shecter is the former managing partner of Morgan Lewis, one of the largest law firms in the world. He has extensive experience in mergers and acquisitions, a very important element of the Harris Interactive strategy. David Brodsky is a very active private investor with substantial experience in the healthcare industry where he built, managed and sold several medical device companies. These additions will strengthen our Board expertise as we emerge as a much larger company.

        The Office of the Chairman will supervise the integration of the two firms.

        Total Research will continue to operate for a time under its existing name but all parties recognize the importance of building the Harris Interactive and Harris Poll brand names over time.

        The opportunity for Harris Interactive and Total Research is substantial. Six years ago, neither firm could make the top 50 market research firms in the United States. Today, the combined firm will place well into the top 20 market research firms on a worldwide basis. Each of the firms has been among the fastest-growing firms in our industry and we are looking to accelerate that growth over the next 18 months. Moreover, Harris Interactive will emerge after the merger with no debt and more than $35 million in cash. The firm will also be cash flow positive and the merger will accelerate the movement to full profitability.

        I will remind you that when we acquired Louis Harris and Associates in 1996 they had about $5 million in revenues and no profits. Today, the old Harris components are pushing more than $20 million of increasingly profitable revenues. Although the Yankelovich acquisition is clearly too early to assess fully, all of the signs suggest that we will have successfully integrated them into the firm and that their access to our Internet resources will foster substantial growth this year.

        Problems of integration and Internet deployment among traditional professionals are not new problems for us. We are comfortable that we will accomplish this merger with great success. The world of market research has been going through a period of rapid consolidation. This is driven by the needs of multi-national firms for research on a worldwide basis. The merger with Total Research ensures that we will have a strong base of operations, to extend our Internet capabilities into Europe. And our global research network already provides us access to countries with more than 80 percent of the population of the world.

        Moreover, we will be the leading and most powerful firm in the field of Internet research, which will continue as the fastest growing segment of the market on a worldwide basis. Finally, we will have the kind of profitability and strong balance sheet that will make the continued rapid growth of the firm not only possible but highly likely.

        What started so long ago, with two small regional market research firms, will emerge this year as a world leader in an industry that's undergoing a technological revolution in which Harris Interactive is the clear leader. In technology and database development and in the quality of the research that we can provide our clients.

        In closing, I'd like to say something to the shareholders of both companies. We recognize that we have not been able to deliver the returns we would have liked during the past couple of years as we continued to build our Internet infrastructure. The management of Harris Interactive is committed to reach profitability this fiscal year. And to increase that profitability in an orderly fashion in the quarters that follow. We will take whatever steps are required to accomplish this objective, both by driving revenues faster than any firm in the industry, and by controlling costs so that more of the revenues end up on the bottom line.

        We have now built our engine. Now's the time to drive it to its full potential. The excellent strategic fit of Harris Interactive and Total Research is a substantial step in that direction. With that, I want to turn this over to Al Angrisani and David Clemm. Al will give you an idea of what he views as his objectives in this year ahead. David will describe the opportunities internationally and what we expect to do with them. Al, it's your turn.

        AL ANGRISANI: Thank you Gordon. Ladies and gentlemen, this is an important moment in the history of both of our firms. We at Total Research believe that the combination of Harris Interactive and Total Research will create a powerful new platform for extending the benefits of Internet based market research to a wide range of potential clients both here and in Europe. Of course there's some history that foreshadows the merger of these two firms, and I'd like to share it with you.

        First, both firms began their development in the 1970s, each prospering on a regional basis in markets close to them. Over the years, the leaders of the two firms, Lorin Zissman in our case, and Gordon, David and Len Bayer in theirs, had a history of cordial and yet competitive relations. Both firms pioneered the original development of the field of customer satisfaction, and we were two of the five original firms to sponsor the American Marketing Association customer satisfaction conference.

        More recently, I met Gordon and David for the first time when they were seeking outside venture capital to fund Harris's development of the Internet for market research. I thought they were onto something then, and I encouraged them to strongly, despite the fact that most of our industry did not agree with their views on the subject. All three of us understood that this technological development was going to prove very expensive by the standards of our industry.

        During the past two years, Total Research has been an active client of Harris Interactive. Much like Yankelovich Partners, Total used the Harris technology and databases for projects for our clients. We were singularly impressed with the quality of their technology and the skill with which they perfected the proper weighting process to deal with the problem of the bias in the Internet user population.

        We recognized that they alone were willing and able to make the investment required to develop and perfect this new technology. Moreover, we were also impressed with the quality of the professionalism we experienced with their employees at all levels. Given this history, I reacted very favorably when Gordon called and first suggested the possibility of this merger. What impressed me was that he recognized the important assets that Total Research could bring to such a merger.

        Total Research is itself one of the fastest growing market research firms in our industry. Total has grown by building very high class technical research capabilities, with a first class set of professionals. Then using these capabilities and analytics to increase the size of our contracts with clients, and the analytical quality of the research we provide them. We have built a very strong consultive practice in the customer loyalty and retention, the technology sector, and health care. And we have a number of other smaller practices that are growing sharply.

        Finally, we built a strong base of operations in Europe, centered around our acquisitions in the United Kingdom, and the Internet is only now emerging as a vehicle for data collection, over there and in Europe. At the same time, we recognize that Total was not in a position to fund the kind and quality of technology and databases that has been the achievement of Harris Interactive. The merger with Harris Interactive changes everything for Total in this regard:
We plan to deploy the Harris Interactive technology and knowledge of Internet research to our professionals as soon as we can, even before the formal merger agreement is authorized by our shareholders.

        Moreover, the two firms have a number of practices where the combination of our assets creates a major competitor in the particular market. Total Research operates currently as a profitable market research company. And we have achieved this by focusing aggressively both on the top line of increasing revenues, and on the bottom line of increasing margins on the work that we do. Finally, Total has already built a base of operations in the U.K. and we can assist in providing a base for the extension of their Internet technology into western Europe, where we are already very active as a market research supplier.

        This merger also creates a new management structure designed to accomplish our objectives over the next several years. First, we want to drive the top line, by bringing the benefits of the Harris Internet technology to as many of our customers as possible and as quickly as possible. Second, we want to extend our combined Internet technological and research capabilities into Europe and industrial Asia during this fiscal year. Third, we want to realize the many synergies that are possible through the merger of the intellectual assets of the two companies.

        My job in this structure is very simple and well defined. My role permits me to do what I do best: Drive day to day operations and profits within the combined firm. My role is to drive both revenues and profits similar to the manner in which I have done at Total Research, while David Clemm concentrates both on the continuing development of our Internet technologies and on the extension of these technologies into the international marketplace, for market research.

        David and I share the responsibility for achieving the integration of the two firms as quickly as possible, with David focused on the development of the Harris Internet technology within Total Research while I focus on merging the intellectual assets of the two firms. Gordon, as he has in the past, will provide the leadership and vision to complete the task of creating the largest and most successful Internet based market research firm in the world.

        Each of us shares a common task of creating shareholder value. For me, this involves realizing the promise of the greater profitability that the Internet provides. I'm very comfortable with the division of labor we have developed during our merger discussions and I think it will serve both the interests of our employees and the desires of our shareholders. Harris Interactive and Total Research already share a culture that places value on the same things: a commitment to serve our clients with the highest quality of research possible, a belief in the importance of creating an environment where employees can flourish, and a realization that we work to provide a success that can translate into earnings that will rebound to the benefit of our shareholders.

        Both firms have gone through a couple of very successful acquisitions already. We understand something of the ways to deal with the human concerns and problems that accompany these kinds of changes. Our greatest resource is the enthusiasm and support of the people that work at both firms. We will spend the time between this announcement listening very carefully to the ideas, needs, and concerns of those who manage our various clients and supporting functions.

        We want to hit the ground running when the merger is finalized, but we want to do so only after careful planning, and consideration of the concerns of those who will be involved and affected. This is truly a wonderful moment for the two firms. We have the opportunity to build a dominant, new type of market research firm. But we are equally aware that our success in achieving this objective will be a function of how well we, management, the employees, and the newly created board, can execute our strategy. Speaking for the employees, and the board of Total Research, we welcome the challenges that confront us, and the possibilities that they entail. And we are thrilled at the opportunity to share this adventure with the employees and the board of Harris Interactive. Thank you very much, and now I'd like to turn this back over to Gordon and ... oh, I'm sorry, to David, and he will proceed from here. David?

        DAVID CLEMM: Thank you, Al. Ladies and gentlemen, it is indeed a pleasure to be part of this announcement today. I consider it a particular privilege in knowing that Al Angrisani will soon join Gordon and me in the Office of the Chairman.

        Al's success at Total Research in transforming his company into a much larger and successful research company speaks great things about what he will bring to Harris Interactive. Upon approval by our shareholders, I believe that we will truly have the most powerful senior management team in our industry. I would also like to thank both the board of directors for Harris Interactive and Total Research, who have worked diligently to negotiate the proposed merger announced today. All of us believe this merger will bring significant benefit to all of our shareholders and our new management team that's dedicated to accomplishing this goal.

        During our quarterly earnings conference call on Friday, Gordon alluded to the fact that our fiscal year, starting this July was a year that we would turn our attention to the global marketplace. It gives me great comfort in knowing that Al will be integrating and growing our existing resources, while I turn our attention to this critical, strategic endeavor.

        Over the past few years, we have focused our effort on developing our domestic capabilities to conduct Internet research. During this time, we never lost sight of the global opportunities. We deliberately designed our systems, and our business and research processes to accommodate global growth when the time was appropriate. We believe the window of opportunity has now opened.

        We have the opportunity to blend the strengths of Harris Interactive with those of Total Research, and advance our combined activities to get another level. In the spirit of the Internet, we also have the opportunity to reach this new height better, faster, and cheaper then either company could have done so, acting alone. Together, North America, Europe, and Japan represent about 90 percent of all worldwide research revenues. Total Research provides an immediate presence in the United Kingdom, an incredible doorway into Europe. We have a presence in Japan, and are examining how to best expand our current capabilities. The combined companies will also have the benefit of a growing network of other market research firms that are part of the Harris Interactive global network, who will support our global effort.

        These are companies throughout the world that share our vision for the future of market research. Together we create a truly global research company that provides the best of local market knowledge and cutting edge Internet market research technology and methodology. Even though the merger is subject to shareholder approval, I will immediately begin to focus on three areas: First, expanding our international database of cooperative Internet respondents; second, assembling our joint technology and operational resources to accommodate our methodological capabilities and requirements using the Internet; and third, transferring knowledge across our two firms.

        A prime initiative of the combined company will be to expand our presence in the global marketplace by building databases that (Inaudible) ... research panels throughout the world. Internet penetration around the world is reaching critical mass, and our clients are now asking us to perform research in other countries and cultures. We're now working with a number of potential partners to build a database that hundreds of thousands of cooperative respondents in selected countries in Europe and Asia. In a similar manner, our global network members are also building databases in their respective countries.

        Gordon identified a number of research practice areas where the two companies will become a more powerful entity through their combination. Another place where we see similar advantages is with regard to global operations and technology integration. Over the next six months, my personal goal, and a top corporate priority, will be to assemble a powerful war chest of operational resources across our two companies in order to replicate internationally the results of what we have accomplished in the United States.

        Due to varying cultures around the world, we recognize the method of deployment will not be the same everywhere. It might come as a surprise to some people that we will need to maintain field resources to support telephone research, customer relationship management activities, mail surveys, and face to face research even as we urge clients to test new methods, using our powerful Internet research engine, and analytic tools.

        Our past experience suggests that some clients can rapidly switch to our new methods, once they have the opportunity to see the full extent of our capabilities. Others will come more slowly, and will continue to be supported with traditional methods. There's also a group of current and potential customers who will want to test both methodologies. We will support customer requirements across a wide set of dimensions, depending upon their needs. Our success in predicting the outcome of the U.S. election was the result of millions of dollars of research and research. Our proprietary knowledge of propensity weighting allowed us to produce the most accurate election forecast in the history of our industry.

        This is but one example of what we learned and deployed within Harris Interactive. We have much learning and many tools that will be deployed across the Total Research professional staff over the next year. At the same time, we expect to identify proprietary techniques and practices utilized by Total Research that could also be deployed more cost-effectively and efficiently using our Internet infrastructure.

        Gordon reflected upon the rapid conversion to the Internet of clients of the Yankelovich Custom Research Group that we acquired in February. Since acquiring the Yankelovich Custom Research Organization in February of this year, the percentage of their work that's been conducted using Internet based research methodology, has increased from six percent to 25 percent of their revenues in the quarter completed in June.

        This rapid change was in no small part due to the collection of and deployment of knowledge across both companies. Using this knowledge base of best practices for Internet research, we expect to see a similar transformation within the Total Research client base, to that which occurred with Yankelovich clients.

        In summary, we believe the merger of our two companies will provide enormous benefits to our shareholders, our employees and our customers. We're dedicated to bringing the best of both companies together as we take yet another step into the global marketplace. Thank you very much. And now I'd like to turn the discussion back to Gordon, who will open our conference call up for questions.

        GORDON BLACK: Ladies and gentlemen, we're ready to take questions.

        OPERATOR: Thank you, Mr. Black. Today's question and answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star-one on your touch tone telephone. Again, that is star-one to ask a question. We will pause a moment to assemble our roster.

We'll take our first question from Brett Manderfield with U.S. Bank Corp.

        BRETT MANDERFIELD: Good afternoon, guys, and congratulations.

        GORDON BLACK: Thank you very much, Brett.

        BRETT MANDERFIELD: Quick question. Do you ... was this a competitive bid situation or was it negotiated between both companies or did you open it up for competitive bids, as well?

        GORDON BLACK: What clearly began as a discussion between Al and myself because the rationale for it was ... we could put two and two together and get five or six, quite frankly. And then in the process of doing that, we could benefit both companies. We're roughly about the same size. We've had the advantage of being able to make this very substantial investment in building all the architecture for the Internet. So it wasn't a classic bidding situation. We were really working together and their management all the way through the entire process to make a determination if this was going to end up being good for both of us.

        BRETT MANDERFIELD: I see. Sounds very much a strategic merger. Another question if I may. Is all of this Internet revenue right now that's coming from Total, is that being serviced through your service bureau right now Gordon or is there other Internet revenue that Total also brings in ?

        GORDON BLACK: Al, you can answer that better than I can.

        AL ANGRISANI: O.K. It's a combination of both. We've been increasingly relying on Harris to do our web survey Internet research work. Several years ago we made an investment and started to build our own capability, truth of the matter is we quickly realized that it was a very small capability relative to the demands of the market place and have been evolving to Harris which is why, if I could respond to the first part of Brett's question ... you know, when somebody calls you, we've all been in that position and they say something that you say, "That's it. It's a good idea." When Gordon called me with the idea, it just rung true. It was good that we had tried to build our own little Internet capability because the messages were real clear to me from that learning experience and when Gordon suggested that the two firms come together, I mean, the light bulb went off in my head and I said, "That's it." Or, like Gordon told me, that's game ball.

        BRETT MANDERFIELD: It sounds great. Maybe one final question. There's two parts to it. How much of the Internet business, Al, do you think you can transition to the Internet ... or excuse me ... how much of your total business can you transition in the Internet and how fast do you expect to do that, realizing that you now have a (Inaudible) with Yankelovich group and the transition there?

        AL ANGRISANI: Well, I mean, we expect to transition all of it if we can. I mean, our goal is to move our clients to the Internet where it's possible. In many cases, as David Clemm said, it's not possible. But where it is possible, we've been trying to do that already because really it is less expensive, you can do it faster, it's certainly just as good as the telephone and it's the right thing to do. What we found, though, is that you can't expect the market place to do that for you, you have to lead your clients and work with them and talk them through it and some want to do it in small bites and others want to do it in big bites. But our goal here is to convert that ... as much of that front end data collection part of our business to the Internet and as quickly as we can.

        BRETT MANDERFIELD: That sounds great. Congratulations again, guys.

        GORDON BLACK: Thank you very much, Brett.

        OPERATOR: Once again, if you would like to ask a question, you may do so by pressing the star one on your touchtone telephone. Again, that is star one on your touchtone telephone. We'll take our next question from Alan Creech with Emerging Growth Equities.

        ALAN CREECH: Hi, Al. Let me ask you real quick, on your capabilities in Europe. How assessable are your European clients to using the Internet to gather the marketing research?

        AL ANGRISANI: Hi, Alan, how are you?

        ALAN CREECH: Good.

        AL ANGRISANI: Well, you know, a year ago, the European community I think both from the vendor side and the client side would have said that it was going to take a long time for the Internet to find its way into the business. Today, I think that, you know, probably half of those heads would have been turned to just what we talked about here a few minutes ago. So I'd say we're in the right place at the right time, first. I think they're ready, I think we need to do some more talking to them, to move them along faster, but I think that with what Harris already has on the ground and with our client base, we actually will drive the market place faster to the Internet by coming together than it would do on its own. In other words, I think we're in a position, Alan, to move the market.

        ALAN CREECH: Okay, thank you.

        AL ANGRISANI: Gordon, I don't know. Maybe you want to comment on that.

        GORDON BLACK: Well, you know, when we started, our American potential clients were ... two years ago were ... had a lot of hesitancy and there were some companies like General Motors which was very progressive with regard to embracing the Internet and there were other companies that were more reticent. In two years, the last two years, there's just been a sea change in the attitudes of American market research professionals in the commercial world and that's reflected in the fact that you're going to see the revenues double this year over last year and we see it even more because there's just ... there's more developments going on. I think that if we got out in front on the Internet, because of the physical structure of the Internet developed somewhat more rapidly in the United States and what I think is going to happen, I think you're going to see exactly the same thing occurring in Japan and in Europe. I can tell you, last September I went to Japan and I met with a number of the Directors of Advertising for some of the largest companies in the world. And these are companies that spend a billion and a billion and a half dollars on advertising world wide and they spent $50 to $100 million on research and they all ask the same question. It's just amazing. It was how soon can you do this work in the United States, Japan and Europe? And I think by the end of this ... in the next five or six months, we're going to have an answer. We're going to be able to do it this year.

        DAVID CLEMM: Alan, I'd also like to add that we're getting demands that are increasing daily, certainly for the U.S. clients to do as much work in Europe and around the world as we possibly can. And so the demand is certainly creating a lot of interest in terms of understanding what is available and how it can be done in other parts of the world. Similarly, I think that if you go into ... and in particular Europe where there's been lots of discussion about the Internet and whether one can do anything inside of Europe, many of our competitors have applied lots of words of caution to that activity and some of it comes because they don't have the infrastructure, nor the capabilities, nor the data bases that we do. And I think that they sort of use things like the elections as being an indicator of the fact that clearly you couldn't do something and I think that when we produce the result that we did in November, they were absolutely stunned. And as a result of that I think people are beginning to understand that we're bringing a lot to the table as we move into other markets. We made and learned a lot in terms of how to do things and we'll be taking those things overseas on a global basis over the coming months.

        GORDON BLACK: Other questions?

        OPERATOR: We'll take our next question from Aric Wang, Lehman Brothers.

        ARIC WANG: Hi, guys. Al, just had a quick question on the customer base. Just kind of want to get some color on who your largest clients are or if you've seen any slow down or pull back in spending by your clients?

        AL ANGRISANI: Hi, Aric. Our customer base is exclusively the Global Fortune 100. And we're 90 percent plus in business to business firm. Our largest clients is all within realms of our public information and previous disclosures are, you know, even perhaps the Global Fortune 50. We are very close to that customer base. Spend a lot of time with them, maybe 50 percent of our revenue is in 25 to 30 top customers which, as I said, we're close to and what we see is not ... obviously the economy is impacting their spending a little bit, but at the end of the day, they want to spend money on market research. They just want to spend money on market r- ... I think the difference between now and three years ago, when they had an unlimited budget is ... they want to spend money carefully on market research. They want a couple things back for it. A, they want absolute quality, particularly on the consultant side. B, they want you to collect their data fast, efficiently and they're looking for savings on the data collection side. And that was one of the, you know, things that caused me when Gordon called to realize this was a perfect combination because Total Research is known for its high end consultant marketing research, it's analytics and its methodologies, it's value add, as you would say and Harris brings the new financial model to this business so that we can give them exactly what they need. My prediction is that they'll be very happy that we're going to be able to lower their costs and deliver their products faster and they're not going to spend a penny less with us, they're just going to do other things with that research. It's a long way, Eric, to saying that the amount of money isn't slowing down, it's just moving into smarter channels.

        ARIC WANG: Right. Thank you.

        OPERATOR: We'll take our next question from Neal Goldman, Goldman Capital Management.

        NEAL GOLDMAN: Hi guys. Could you define the savings from the merger?

        GORDON BLACK: I don't think we really can at this point. We really did not ... there will be some, we're not entirely sure of what the magnitude of it is and obviously that's going to be an issue that we'll address during the transitional period. But I can tell you the primary motivation of this was on the revenue upside, not on the essentially cost side in terms of the operations. So we think there will be some but, you know, we've got ... it's something we will be considering over the next month.

        NEAL GOLDMAN: Okay. Also, what's the combined sales overseas now?

        GORDON BLACK: The sales from Total right now ... Al, are you running about $20 million overseas?

        AL ANGRISANI: 22.

        GORDON BLACK: $22 million overseas. And we have, what, about four or five right now? Something in that order. So let's say we've combined we're about 27 at this moment.

        NEIL GOLDMAN: Okay, thank you.

        GORDON BLACK: You're welcome.

        OPERATOR: There should be no further questions in the cue. Mr. Black, I would like to turn the call back over to you, sir.

        GORDON BLACK: Well, I want to thank you all for listening and it's a little longer than we normally are and we probably got a little bit redundant, but I appreciate your patience. This is a big opportunity for us and we're excited about working with employees at Total, we're excited about the synergies that are going to occur and it's one of those pivotal moments that we will all remember putting this together and feeling very good about it. So I appreciate your interest and your continued support and for all the employees of Total and for Harris that are listening to this, I think you're going to find that this is going to add a richness to our opportunities that are going to benefit all of us. So thank you very much.

        OPERATOR: This does conclude today's conference call. At this time you may disconnect.